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                                                                       Exhibit 5


                      [BASS, BERRY & SIMS PLC LETTERHEAD]



                                 June 25, 1999


@plan.inc
Three Landmark Square, Suite 400
Stamford, Connecticut 06901

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's Second Amended and Restated 1996 Stock Option Plan and 1999 Stock Incentive Plan (the "Plans") filed by you with the Securities and Exchange Commission relating to an aggregate of 2,780,000 shares (the "Shares") of common stock, no par value per share, issuable pursuant to the Plans.

     In so acting we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,



                                  /s/ Bass, Berry & Sims PLC